Exhibit 99.2

NEWS	FOR IMMEDIATE RELEASE

First American Financial Announces Leadership Transition

—Ken DeGiorgio named Chief Executive Officer—

—Dennis Gilmore named Chairman of the Board—

SANTA ANA, Calif., Feb. 9, 2022 – First American Financial Corporation (NYSE: FAF), a leading provider of title insurance, settlement services and risk solutions for real estate transactions, announced today that Kenneth D. DeGiorgio, who most recently served as the company’s president, has been appointed chief executive officer, while Dennis J. Gilmore, First American’s CEO since 2010, transitions to become chairman of the board of directors.

“Over his 23 years of service to First American’s employees, customers and shareholders, Ken has acquired an in-depth understanding of our business and consistently demonstrated that he has the vision, strategic insight, commitment and skill to lead our company,” said Gilmore. “Under Ken’s leadership, First American will continue to lead the digital transformation of the title insurance and settlement services industry and capitalize on the many opportunities the company has to grow our business.”

DeGiorgio was named president in May 2021, when he assumed responsibility for the corporation’s operating groups, including its title insurance, specialty insurance and data and analytics businesses. Since joining the company in 1999, DeGiorgio has at various times in his tenure overseen the company’s banking operations, international division and multiple corporate functions.

“On behalf of the board, I thank Dennis for his exceptional leadership over the past 12 years,” said Parker Kennedy, who has chaired First American’s board since 2010 and will now serve as its lead independent director. “The culture of excellence and inclusivity that Dennis has fostered among our employees during his tenure has led to best-in-class service for our customers and has produced record returns for our shareholders. Long before it became common to tout a ‘digital strategy,’ Dennis had us aggressively investing in the core data assets that now fuel the title insurance and settlement services industry.”

Gilmore joined First American in 1993. Under his leadership, the company advanced an award-winning culture that has placed it on the Fortune 100 Best Companies to Work For® list for the past six years. The company also delivered exceptional financial results to shareholders, realizing an annualized total shareholder return of 18.2 percent.

First American Financial Announces Leadership Transition

“Dennis has shown us that when we put our people first, they take care of our customers, and when we take care of our customers and run the business efficiently, we deliver superior results to our shareholders,” said DeGiorgio. “It’s a privilege to be named CEO of a company that Dennis has positioned so well. We have the best people in the industry, and I welcome the opportunity to lead them as we continue to realize our vision to be the premier title insurance and settlement services company.”

About First American

First American Financial Corporation (NYSE: FAF) is a leading provider of title insurance, settlement services and risk solutions for real estate transactions that traces its heritage back to 1889. First American also provides title plant management services; title and other real property records and images; valuation products and services; home warranty products; banking, trust and wealth management services; and other related products and services. With total revenue of $7.1 billion in 2020, the company offers its products and services directly and through its agents throughout the United States and abroad. In 2021, First American was named to the Fortune 100 Best Companies to Work For® list for the sixth consecutive year. More information about the company can be found at www.firstam.com.

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Media Contact: Marcus Ginnaty Corporate Communications First American Financial Corporation 714-250-3298	Investor Contact: Craig Barberio Investor Relations First American Financial Corporation 714-250-5214